Exhibit 99.1

        WESTERN RESOURCES EXTENDS FILING PERIOD FOR 10-K

      TOPEKA, Kansas, April 1, 1999 -- Western Resources (NYSE:WR) today announced it filed for a 15-day extension from the Securities and Exchange Commission (SEC) for the filing of its 1998 Form 10-K. This extension is a result of a Form 10-K filing delay announced by its 85 percent owned subsidiary, Protection One (NYSE:POI).
      The delay of Protection One's Form 10-K is based on its intent to restate its 1997 and 1998 financial statements. As a result, Western Resources will adjust its previously disclosed 1998 financial results to reflect the adjustments made by Protection One. The adjustments are a result of a review by the SEC staff of Protection One's financial statements in connection with a registration statement relating to its acquisition of Lifeline Systems, Inc. (Nasdaq:LIFE).
     Based on the SEC staff's review of Protection One's financial statements, Protection One has made a determination to revise certain accounting items. The largest modification by Protection One provides for a reversal of an approximate $12.3 million acquisition-related expense recorded in 1997 related to a change in accounting treatment for the replacement of yard signs using the Westar Security brand name, the former name of Western Resources' security service subsidiary. This amount will be incurred in 1998. Other 1998 adjustments include a provision for expensing yard signs previously capitalized and an increase in bad debt expense.
     As a result of these adjustments by Protection One, Western Resources' net earnings per share for 1998 are expected to be approximately $0.67 per common share as opposed to $0.84 per common share previously announced.
     In addition, Protection One indicated that the SEC staff is reviewing Protection One's amortization methodology used on customer accounts and the timing of non-recurring gains relating to the settlement of certain financial obligations.
     Protection One currently amortizes customer acquisition costs on a straight line accounting basis over a 10-year period. The SEC staff has questioned the appropriateness of the current accounting method which Protection One believes is consistent with industry practices. A significant change in the amortization method would likely have a material effect on the company's results of operations. Protection One indicated it will work with the SEC staff to resolve the matter. Resolution of this issue is expected prior to Protection One filing its first-quarter report on Form 10-Q for 1999 in mid-May.
     Western Resources also indicated that in conjunction with the acquisition of Lifeline by Protection One, it may acquire shares of Protection One common stock in open market or privately negotiated transactions depending upon market conditions. Any open market or private purchases will reduce or eliminate the need for it to purchase shares through a private placement from Protection One in order to maintain at least an 80% ownership stake in Protection One.

     Western Resources (NYSE: WR) is a consumer services company with interests in monitored services and energy. The company has total assets of more than $8 billion, including security company holdings through ownership of Protection One (NYSE: POI), which has more than 1.5 million security customers in 48 states. Its utilities, KPL and KGE, provide electric service to approximately 614,000 customers in Kansas. Through its ownership in ONEOK Inc. (NYSE: OKE), a Tulsa-based natural gas company, Western Resources has a 45 percent interest in the eighth largest natural gas distribution company in the nation, serving more than 1.4 million customers.
     For more information about Western Resources and its operating companies, visit us on the Internet at http://www.wstnres.com.

     Forward-Looking Statements: Certain matters discussed in this news release, including estimates and amounts of restatements and accounting adjustments, are "forward-looking statements." These estimated amounts are subject to completion and audit of the financial statements, as well as to additional review by the SEC staff. The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we "believe", "anticipate," "expect" or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations, or goals. Such statements address future events and conditions concerning capital expenditures, earnings, litigation, rate and other regulatory matters, possible corporate restructurings, mergers, acquisitions, dispositions, liquidity and capital resources, interest and dividend rates, environmental matters, changing weather, nuclear operations, and accounting matters. What happens in each case could vary materially from what we expect because of such things as electric utility deregulation, including ongoing state and federal activities; future economic conditions; legislative developments; regulatory and competitive markets; volatility in wholesale power markets, and other circumstances affecting anticipated operations, revenues and costs. See the company's Annual Report on Form 10-K/A for further discussion of factors affecting the company's performance.